                                  SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO.          )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

    [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(c)(2))

     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
                                VERITAS DGC INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------

     (3) Filing Party:
--------------------------------------------------------------------------------

     (4) Date Filed:
--------------------------------------------------------------------------------

                                 [VERITAS LOGO]
                                VERITAS DGC INC.
                                3701 KIRBY DRIVE
                              HOUSTON, TEXAS 77098

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD DECEMBER 16, 1996

                             ---------------------

     Notice is hereby given that the annual meeting of the holders of common stock of Veritas DGC Inc. (the "Company") and the holders of exchangeable shares of Veritas Energy Services Inc., a wholly-owned subsidiary of the Company ("VES"), which holders are collectively referred to herein as "stockholders," will be held at the offices of the Company, 3701 Kirby Drive, Houston, Texas 77098, on Monday, December 16, 1996, at 2:00 p.m., Houston time, for the following purposes:

          1. To elect a board of ten directors to serve until the next annual meeting of stockholders or until their successors are elected and qualify; and

          2. To consider and act upon such other business as may properly be presented to the meeting.

     A record of stockholders has been taken as of the close of business on November 1, 1996, and only those stockholders of record on that date will be entitled to notice of and to vote at the meeting. A stockholders' list will be available commencing December 5, 1996, and may be inspected during normal business hours prior to the annual meeting at the offices of the Company, 3701 Kirby Drive, Houston, Texas 77098.

     If you do not expect to be present at the meeting, please sign and date the enclosed proxy and return it promptly in the enclosed stamped envelope which has been provided for your convenience. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.

                                          By Order of the Board of Directors,


                                           /s/ RENE M. J. VANDENBRAND

                                               RENE M. J. VANDENBRAND,
                                                      Secretary

November 18, 1996

                                VERITAS DGC INC.
                                3701 KIRBY DRIVE
                              HOUSTON, TEXAS 77098

                                PROXY STATEMENT

     This proxy statement is being mailed to stockholders commencing on or about November 18, 1996, in connection with the solicitation by the board of directors of Veritas DGC Inc. (the "Company") of proxies to be voted at the annual meeting of stockholders to be held in Houston, Texas, on Monday, December 16, 1996, and at any adjournment thereof, for the purposes set forth in the accompanying notice.

     Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted for the election of the nominees named herein to the board of directors. Abstentions and broker non-votes (i.e., proxies marked to indicate that the shares are not being voted) will be treated as present for purposes of determining whether a quorum is present. Abstentions will have the same legal effect as votes against election of the nominees, and broker non-votes will be disregarded. A stockholder may revoke a proxy by (i) delivering to the Company written notice of revocation, (ii) delivering to the Company a signed proxy of a later date, or
(iii) appearing at the meeting and voting in person. Votes will be tabulated and the results will be certified by election inspectors who are required to resolve impartially any interpretive questions as to the conduct of the vote.

     As of November 1, 1996, the record date for the determination of stockholders entitled to vote at the meeting, there were outstanding and entitled to vote 14,697,975 shares of the Company's common stock and 3,746,405 VES exchangeable shares (collectively, the "Shares"). The Shares vote together as a single class, and each Share entitles the holder to one vote, on all matters presented at the meeting. Holders of a majority of the outstanding Shares must be present, in person or by proxy, to constitute a quorum for the transaction of business.

                             ELECTION OF DIRECTORS

     At the meeting, ten nominees are to be elected, each director to hold office until the next annual meeting of stockholders or until his successor is elected and qualifies. The persons named in the accompanying proxy have been designated by the board of directors, except as otherwise indicated, and unless authority is withheld, they intend to vote for the election of the nominees named below to the board of directors. All of the nominees previously have been elected directors by the stockholders, except for Messrs. Eeson, Fichtner, MacNeill and Robson who became directors in August 1996 upon consummation of the business combination between the Company and Veritas Energy Services Inc. (the "Combination"). If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the board may be reduced accordingly; however, the board of directors is not aware of any circumstances likely to render any nominee unavailable.

     Certain information concerning the nominees is set forth below:

                                                                                             SHARES
                                                                                       BENEFICIALLY OWNED
                                                                                       NOVEMBER 1, 1996(1)
                                        PRINCIPAL POSITION               DIRECTOR     ---------------------
               NAME                      WITH THE COMPANY        AGE      SINCE       NUMBER(8)    PERCENT
----------------------------------   -------------------------   ---     --------     ---------    --------
George F. Baker(3)(4)(6)..........   Director                    57        1992        610,846       3.3%
Clayton P. Cormier(3).............   Director                    64        1991         14,004        *
Ralph M. Eeson(2)(3)(4)...........   Director                    48        1996         12,220        *
Lawrence C. Fichtner(2)...........   Director and executive      51        1996        336,376       1.8%
                                     vice president
Steven J. Gilbert(5)(7)...........   Director                    49        1991       1,043,925      5.7%
Stephen J. Ludlow.................   Director, president and     46        1994         48,317        *
                                     chief operating officer
Brian F. MacNeill(2)(4)(5)........   Director                    57        1996         14,743        *
David B. Robson(2)................   Chairman of the board and   57        1996       1,641,156      8.9%
                                       chief executive officer
Douglas B. Thompson(4)(5)(9)......   Director                    47        1991        230,142       1.3%
Jack C. Threet(5).................   Director                    68        1991         15,728        *

---------------

 * Does not exceed one percent.

(1) Each person has sole voting and investment power with respect to the Shares listed and is a United States citizen, except as otherwise specified.

(2) Canadian citizen.

(3) Member, audit committee of the board.

(4) Member, nominating committee of the board.

(5) Member, compensation committee of the board.

(6) Includes 562,714 shares of common stock and warrants to purchase 34,800 shares of common stock held by entities affiliated with Cambridge Capital Holdings, Inc. ("Cambridge"), with which Mr. Baker is affiliated.

(7) Includes 983,820 shares of common stock held by Quantum Partners LDC ("Quantum") which may be deemed beneficially owned by Mr. Gilbert by virtue of an investment advisory contract between Mr. Gilbert and Quantum. Also includes warrants, held by Soros Capital L.P., to purchase 43,200 shares of common stock. Mr. Gilbert may be deemed to beneficially own such shares by virtue of his affiliation with Soros Capital L.P. Mr. Gilbert disclaims beneficial ownership as to these shares.

(8) Includes shares of common stock which the named individual has the right to acquire upon exercise of currently exercisable stock options, as follows:
    Mr. Baker -- 13,332; Mr. Cormier -- 13,332; Mr. Eeson -- 8,666; Mr.
    Fichtner -- 52,903; Mr. Gilbert -- 13,332; Mr. Ludlow -- 42,667; Mr.
    MacNeill -- 8,667; Mr. Robson -- 66,537; Mr. Thompson -- 13,332; and Mr. Threet -- 13,332.

(9) Includes 163,675 shares of common stock and warrants to purchase 42,000 shares of common stock held by entities affiliated with Jupiter Management Co., Inc. ("Jupiter"). Mr. Thompson, by virtue of his affiliation with Jupiter, may be deemed to beneficially own such shares, but disclaims any beneficial ownership.

     George F. Baker has been president of Cambridge Capital Holdings, Inc., a private investment firm, for more than five years. He also serves as chairman of the board and president of Whitehall Corporation, a manufacturer of seismic towed arrays for offshore oil exploration and, through its Aerocorp subsidiary, is a provider of aircraft maintenance for the airline industry.

     Clayton P. Cormier is currently a financial and insurance consultant. From 1986 to 1991, Mr. Cormier was a senior vice president in the oil and gas division of Johnson & Higgins, an insurance broker. From 1979 to 1986, he was the chairman of the board, president and chief executive officer of Ancon Insurance Company, S.A. Prior to that time, he was an assistant treasurer of Exxon Corporation.

     Ralph M. Eeson has been co-owner and chairman of the board of Kids Only Clothing Club Inc., a manufacturer and direct seller of children's clothing, since 1991. From 1977 to 1991, he was a senior partner at Code Hunter, Barristers and Solicitors, Calgary. He remains counsel to Code Hunter.

     Lawrence C. Fichtner became executive vice president -- corporate communications of the Company in August 1996, upon consummation of the Combination. Prior thereto, he had been executive vice president of VES or its predecessors since 1978. During the ten years prior to joining VES, he held various positions as a geophysicist with Geophysical Services Inc., Texas Exploration Ltd. and Bow Valley Exploration Ltd.

     Steven J. Gilbert has been Managing General Partner of Soros Capital L.P. since 1992. Soros Capital L.P. is the principal venture capital and leveraged transaction entity of Quantum Group of Funds. He is also the Managing Director of Commonwealth Capital Partners, L.P., a private equity investment fund. From 1984 to 1988, Mr. Gilbert was the Managing General Partner of Chemical Venture Partners, which he founded. Mr. Gilbert is a director of Katz Media Group, Inc., NFO Research, Inc., The Asian Infrastructure Fund, Peregrine Indonesia Fund, Inc., Terra Nova (Bermuda) Holdings, Ltd., GTS-Duratek, Inc., Sydney Harbour Casino Holdings, Ltd., UroMed, Inc. and Affinity Technology Group, Inc. and is a member of the Advisory Committee of Donaldson, Lufkin & Jenrette Merchant Banking.

     Stephen J. Ludlow became president and chief operating officer of the Company in August 1996, upon consummation of the Combination. He has been employed by the Company for 24 years and served as president and chief executive officer of the Company for the preceding two years. Prior to 1994, he served as executive vice president of the Company for the preceding four years following eight years of service in a variety of progressively more responsible management positions, including several years of service as the executive responsible for operations in Europe, Africa and the Middle East.

     Brian F. MacNeill has been president and chief executive officer of IPL Energy Inc., a crude oil and liquids transportation and natural gas distribution company, formerly Interprovincial Pipe Line, Inc. ("IPL"), since 1991. He was executive vice president and chief operating officer of IPL from 1990 to 1991 and previously served as chief financial officer of Interhome Energy, Inc. and Home Oil Company Limited and as vice president and treasurer of Hiram Walker Resources Ltd.

     David B. Robson has been chairman of the board and chief executive officer of the Company since consummation of the Combination on August 30, 1996. Prior thereto, he had held similar positions with VES and its predecessors since 1974.

     Douglas B. Thompson served as chairman of the board of the Company from May 1994 until consummation of the Combination in August 1996. He is a private investor and also served as chairman of the board of WellTech, Inc., a privately-held workover drilling company, until its sale in March 1996.

     Jack C. Threet was formerly vice president for exploration of Shell Oil Company. Prior to his retirement from Shell Oil Company in 1987, Mr. Threet was also a member of the boards of directors of several affiliates of Shell Oil Company.

BOARD AND COMMITTEE ACTIVITY, STRUCTURE AND COMPENSATION

     During fiscal 1996, the board of directors convened on 14 regularly and specially scheduled occasions, and committees of the board held meetings as follows: executive committee -- no meetings; audit committee -- two meetings; and compensation committee -- three meetings. The executive committee of the board is authorized to exercise, to the extent permitted by law, the power of the full board of directors when a meeting of the full board is not practicable or necessary. The compensation committee administers the Company's compensation plans and recommends officers' compensation to the board for approval. For information concerning the audit committee, see "Other Information -- Auditors." The nominating committee is newly created and is expected to recommend to the board of directors the nominees for election to the board of directors at each annual meeting; stockholders who may wish to suggest individuals for possible future consideration for board positions should direct recommendations to the nominating committee of the board of directors at the Company's principal offices. With the exception of Mr. Gilbert, who was unavoidably abroad for protracted periods during fiscal 1996 and was able to attend only four board meetings, each director attended at least 75% of the meetings held during the year by the board and each committee on which he served.

     Each director who is not otherwise compensated by the Company is paid an annual fee of $18,000 plus travel expenses, if any. Directors are not compensated for service on committees of the board. The Company maintains a stock option plan for non-employee directors (the "Director Plan") providing for stock options to be granted to each non-employee director of the Company. Under the Director Plan, each eligible director is granted on each December 31 an option to purchase 3,333 shares of the Company's Common Stock, subject to an aggregate limit of 16,666 shares under option for each director. The exercise price for each option granted is the average closing price of the Common Stock for the 30 trading days prior to the date of grant. Options may be exercised at any time (i) after the later of six months following the date of grant or the first anniversary of the director's service on the board and (ii) before the sixth anniversary of the date of grant, when the option expires.

EXECUTIVE OFFICER TENURE AND IDENTIFICATION

     The executive officers of the Company serve at the pleasure of the board of directors and are subject to annual appointment by the board at its first meeting following the annual meeting of stockholders. In addition to Messrs. Robson, Ludlow and Fichtner, who are listed in the foregoing table, the Company's executive officers are as follows:

     Richard W. McNairy, age 56, was appointed executive vice president, chief financial officer, and treasurer of the Company in August 1996, upon consummation of the Combination. He served as vice president and chief financial officer of the Company from February 1994 until consummation of the Combination. Prior to joining the Company, Mr. McNairy was a corporate controller of Halliburton Energy Services Group for three years and vice president -- finance for its geophysical services subsidiary for the preceding two years. Prior to 1989 and since 1974 he was employed in various financial and operational management capacities with predecessor companies acquired by Halliburton.

     Rene M.J. VandenBrand, age 38, became vice president -- business development and corporate secretary of the Company in August 1996 upon consummation of the Combination. Prior thereto, he had been vice president finance and secretary of VES since November 1995, following two years of service in comparable positions with Taro Industries Limited. He was previously a partner of Coopers & Lybrand Chartered Accountants in Calgary.

MANAGEMENT SHAREHOLDINGS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Shares at November 1, 1996, of (i) all directors of the Company, (ii) the chief executive officer and each of the other executive officers and (iii) all directors and executive officers, as a group.

                                                                                   PERCENT
                                                                NUMBER(1)(2)       OF CLASS
                                                                ------------       --------
    George F. Baker...........................................       610,846         3.3%
    Clayton P. Cormier........................................        14,004           *
    Ralph M. Eeson............................................        12,220           *
    Lawrence C. Fichtner......................................       336,376         1.8%
    Steven J. Gilbert.........................................     1,043,925         5.7%
    Stephen J. Ludlow.........................................        48,317           *
    Brian F. MacNeill.........................................        14,743           *
    David B. Robson...........................................     1,641,156         8.9%
    Douglas B. Thompson.......................................       230,142         1.3%
    Jack C. Threet............................................        15,728           *
    Richard W. McNairy(3).....................................        29,233           *
    Rene M.J. VandenBrand(3)..................................        49,600           *
    All directors and officers as a group (12 persons
      named above)............................................     4,046,290        21.5%

---------------

 *  Does not exceed one percent.

(1) Includes, in each case, shares of common stock underlying outstanding options and warrants (see footnote 8 under the caption "Election of Directors").

(2) For information concerning shareholdings attributed to the named individuals, but as to which beneficial ownership is disclaimed, see footnotes 6, 7 and 9 under the caption "Election of Directors."

(3) Includes 26,333 shares and 48,000 shares of common stock which Mr. McNairy and Mr. VandenBrand, respectively, have the right to acquire upon the exercise of stock options.


APPROVAL

     The ten nominees for election as directors at the annual meeting who receive the greatest number of votes cast for election by the holders of Shares entitled to vote and present, in person or by proxy, at the annual meeting shall be the duly elected directors of the Company. The board of directors recommends a vote FOR all ten nominees to the Company's board of directors.

                               OTHER INFORMATION

CERTAIN STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Shares at November 1, 1996, by each person who is known by the Company to own beneficially more than 5% of the outstanding Shares.

                                                                                     PERCENT
                           NAME OF PERSON                                             OF
                        OR IDENTITY OF GROUP                        NUMBER           CLASS
                        --------------------                       ---------         -----
    Quantum Partners LDC ("Quantum")............................     983,820          5.4%
      Kaya Flamboyan 9
      Willemstad, Curacao
      Netherlands Antilles
      Soros Fund Management(1)
      George Soros(2)

    David B. Robson.............................................   1,641,156          8.9%
      Box 2, Site 3, R.R. #1
      Airdrie, Alberta
      T4B 2A3 Canada

    Wanger Asset Management L.P.(3).............................   1,040,000          5.6%
      227 West Monroe, Suite 3000
      Chicago, Illinois 60606

---------------

(1) Investment advisor to Quantum.

(2) Sole proprietor of Soros Fund Management.

(3) As asset manager for Acorn Fund and Acorn International Fund, and beneficial ownership is disclaimed.

EXECUTIVE COMPENSATION

     The following table reflects all forms of compensation for services to the Company for the years ended July 31, 1996, 1995 and 1994 of those individuals who served as (i) the chief executive officer of the Company during fiscal year 1996, or (ii) an executive officer of the Company during fiscal year 1996 and was compensated at an annual rate exceeding $100,000, (collectively, the "Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                            ANNUAL COMPENSATION      --------------
                                                            --------------------     STOCK OPTIONS
           NAME AND PRINCIPAL POSITION             YEAR      SALARY       BONUS         (SHARES)
           ---------------------------             -----    --------     -------     --------------
Stephen J. Ludlow................................  1996     $190,142     $    --         16,000
  President and chief                              1995      181,392      15,000             --
     executive officer                             1994      181,392          --             --

Nicholas A.C. Bright.............................  1996     $121,867          --          7,500
  Subsidiary vice president                        1995      110,743          --             --
                                                   1994      102,750          --             --

Richard W. McNairy...............................  1996     $152,000          --         13,000
  Vice president and chief                         1995      140,000          --         13,333
     financial officer                             1994       70,000          --             --

Allan C. Pogach..................................  1996     $130,000          --          7,500
  Vice president, secretary                        1995      130,000          --             --
     and treasurer                                 1994      121,350          --             --

EMPLOYEE OPTIONS

     Under the Company's 1992 Employee Stock Option Plan (the "Employee Plan"), shares of the Company's common stock may be granted to the executive officers and other employees. As of July 31, 1996, 405,323 shares were reserved for outstanding options and 571,513 were reserved and remained available for future grant pursuant to the Employee Plan. During fiscal year 1996, 44,000 options were granted to Executive Officers under the Employee Plan.

     Option Grants in Last Fiscal Year. The following table provides information concerning stock options granted to the Executive Officers during the year ended July 31, 1996:

                                                                                              POTENTIAL
                                                INDIVIDUAL GRANTS(1)                     REALIZABLE VALUE AT
                               ------------------------------------------------------      ASSUMED ANNUAL
                               NUMBER OF                                                   RATES OF STOCK
                               SECURITIES     % OF TOTAL                                 PRICE APPRECIATION
                               UNDERLYING   OPTIONS GRANTED                                FOR OPTION TERM
                                OPTIONS     TO EMPLOYEES IN    EXERCISE    EXPIRATION    -------------------
            NAME                GRANTED       FISCAL YEAR       PRICE         DATE         5%         10%
-----------------------------  ---------    ---------------    --------    ----------    -------    --------
Stephen J. Ludlow............    16,000           8.2%          $ 5.25       9/7/05      $52,836    $133,896
Nicholas A.C. Bright.........     7,500           3.8%          $ 5.25       9/7/05      $24,767    $ 62,764
Richard W. McNairy...........    13,000           6.6%          $ 5.25       9/7/05      $42,929    $108,791
Allan C. Pogach..............     7,500           3.8%          $ 5.25       9/7/05      $24,767    $ 62,764

---------------

(1) All options granted in fiscal 1996 vest on a cumulative basis as to 1/3 of the shares covered on the first through third anniversaries of the date of grant and expire ten years from the date of grant.

     Option Exercises and Year-End Option Values. None of the Executive Officers exercised options during the last fiscal year, except for Mr. Pogach who exercised options to acquire 6,000 shares of common stock at an exercise price of $13.50, for an aggregate realized gain of $28,000, based upon the closing price for the common stock on the American Stock Exchange (on which the common stock was then listed) on the date of exercise. The following table sets forth information with respect to the unexercised options to purchase shares of common stock which have been granted under the Employee Plan to the Executive Officers and held by them at July 31, 1996.

                                                                      NUMBER OF UNEXERCISED
                                                                    OPTIONS HELD AT YEAR END
                                                                  -----------------------------
                                                                  EXERCISABLE     UNEXERCISABLE
                                                                  -----------     -------------
    Stephen J. Ludlow ..........................................     26,667           16,000
    Nicholas A. C. Bright.......................................     13,333            7,500
    Richard W. McNairy..........................................     13,333           13,000
    Allan C. Pogach.............................................      7,333            7,500

COMPENSATION COMMITTEE REPORT

     The compensation committee of the board of directors (the "Committee") has furnished the following report on executive compensation for fiscal 1996:

          Under the supervision of the Committee, the Company seeks to relate a significant portion of potential total executive compensation to the Company's financial performance. In general, executive financial rewards may be segregated into the following significant components: base compensation, bonus and stock-based benefits.

          Base compensation for the Executive Officers is intended to afford a reasonable degree of financial security and flexibility to those individuals who were regarded by the Committee as acceptably discharging the levels and types of responsibility implicit in the various executive positions. Mr. Ludlow executed an employment contract with the Company during the first quarter of fiscal 1993 under which his base compensation level was set through December 31, 1995, and was subject to a contractually mandated raise at August 1, 1994, which was not paid at Mr. Ludlow's request. The employment contract lapsed during fiscal 1996, and the compensation committee awarded Mr. Ludlow a $15,000 raise in recognition of the Company's improved operating performance. In the case of all other Executive Officers, base compensation for fiscal 1996 was set by the Committee based upon the recommendation of Mr. Ludlow; a $12,000 base pay increase for Mr. McNairy was authorized by the compensation committee at mid-year and the base compensation of other Executive Officers remained unchanged.

          In setting the base pay for Executive Officers, little consideration was given to the compensation plans of executives in other seismic companies because some of the Company's principal competitors are subsidiaries of larger, more diversified oilfield service concerns, and compensation data was not publicly available for the comparable executive positions in those subsidiaries. Moreover, the few other publicly-held seismic operators had such disparate operating and financial characteristics and were of such dissimilar sizes, that the Committee found little basis for reliable comparison. In setting Mr. Ludlow's salary and the salaries of the other Executive Officers, the Committee considered the salary histories of each executive, and his past performance, credentials, age and experience with the Company, as well as his perceived future utility to the Company. Considerable weight was also accorded to the Company's financial performance during the prior year.

          Annual bonuses are intended to reflect a policy of requiring a minimum level of Company financial performance before any bonuses are earned by the Executive Officers, with bonuses for achieving higher levels of performance directly tied to the level achieved. In July 1995, the committee recommended, and the board of directors adopted, an incentive compensation program (the "Incentive Plan") pursuant to which some 71 managerial personnel (including the Executive Officers) became eligible to earn bonuses for fiscal 1996 based upon a combination of (i) the Company's results of operations for the year as a percentage of those anticipated in the annual budget approved by the board at the beginning of the year (the "formula component") and (ii) discretionary amounts (limited to a percentage of the formula component) awarded by the committee to each participant based upon the committee's subjective evaluation of the participant's job performance for the year. On the basis of these criteria, the following bonuses were awarded and paid under the Incentive Plan subsequent to year-end to Executive Officers for their fiscal 1996 performance: Mr. Ludlow -- $49,500; Mr. Bright -- $24,750; Mr.
     McNairy -- $41,250; and Mr. Pogach -- $20,625. Following a comprehensive compensation review by an independent consulting firm in anticipation of the Combination, additional one time cash bonuses were also awarded to Executive Officers and paid after year-end in recognition of their contributions to the successful consummation of the Combination and in an effort to reduce perceived disparities in cash equivalent compensation for the Company's Executive Officers in fiscal 1996 as compared with that earned during the year by the senior executives of VES, primarily resulting from VES' continuing program of annual stock option grants. These one-time equalizing bonuses were, as follows: Mr. Ludlow -- $90,000; Mr.
     Bright -- $30,000; Mr. McNairy -- $70,000; and Mr. Pogach -- $30,000.

          The board of directors is of the view that the periodic grant of significant blocks of stock options to the Executive Officers is calculated to align the executive's economic interests with those of stockholders and to provide a direct and continuing focus upon the goal of increasing stockholder value. The Company granted options covering an aggregate of 66,666 shares of the Company's Common Stock to Executive Officers during fiscal 1993 and intended that such grants would be considered only every three to five years. No grants were made in the ensuing two fiscal years, except for options granted in fiscal 1995 to a newly-employed Executive Officer. During fiscal 1996, options covering an additional 44,000 shares were granted to Executive Officers (including 16,000 awarded to Mr. Ludlow) at an exercise price of $5.25 per share, or 100% of market price on the date of grant.

          Composition of the Committee. Non-management members of the Committee (as constituted at the time 1996 compensation issues were resolved) owned, controlled or represented an aggregate of 2,901,911 shares, or approximately 25.6%, of the Company's common stock then outstanding and, accordingly, also maintain a substantial interest in the Company's financial performance.

          Dated as of: July 31, 1996

                                            THE COMPENSATION COMMITTEE

                                            Jack C. Threet, Chairman
                                            James B. Clement
                                            Steven J. Gilbert
                                            Douglas B. Thompson

EMPLOYMENT AND SALARY CONTINUATION

     Messrs. Bright, Ludlow, McNairy and Pogach are parties to salary continuation agreements with the Company pursuant to which, in the event of termination for the convenience of the Company prior to October 31, 1999 (December 31, 2000 in the case of Mr. Ludlow), each is to be compensated at his most recent base salary for one year following any such termination.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. With respect to the fiscal year ended July 31, 1996, the Company believes that all filing requirements applicable to the Company's officers, directors and greater than 10% stockholders have been met.

COMMON STOCK PERFORMANCE GRAPH

     The following graph illustrates the performance of the Company's Common Stock, compared with the cumulative total return on (i) the Standard & Poor's 500 Stock Index and (ii) two indexes of peer companies selected by the Company, for the period beginning July 31, 1992 and ending July 31, 1996. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at July 31, 1992. In all cases, the cumulative total return assumes, as contemplated by Securities and Exchange Commission Rules, that any cash dividends on the Common Stock of each entity included in the data presented above were reinvested in that security.

                                VERITAS DGC INC.
                           COMPARATIVE TOTAL RETURNS

     MEASUREMENT PERIOD
   (FISCAL YEAR COVERED)        VERITAS DGC       OLD PEERS        NEW PEERS         S&P 500
JULY 31, 1992                             100              100              100              100
JULY 31, 1993                              50              132              123              106
JULY 31, 1994                              28              246              254              108
JULY 31, 1995                              42              339              295              132
JULY 31, 1996                              85              450              306              151

(1) Consists of Seitel, Inc., Input/Output, Inc., Landmark Graphics Corporation, Dawson Geophysical Company, Universal Seismic Associates, Inc. and Grant Geophysical, Inc. (the "Old Peers").

(2) Consists of Old Peers, with the following exceptions: Input/Output, Inc. (a manufacturer of seismic equipment) and Landmark Graphics Corporation (a vendor of seismic software and seismic computing equipment) have been deleted, and Petroleum Geo-Services, Inc. (a geophysical service provider) has been added (collectively, the "New Peers"); as a result all of the New Peers are providers of geophysical services to the petroleum industry.

AUDITORS

     Deloitte & Touche LLP, certified public accountants, have served as the independent auditors of the Company for a number of years. It is not proposed that any formal action be taken at the meeting with respect to the continued employment of Deloitte & Touche LLP, inasmuch as no such action is legally required. Representatives of Deloitte & Touche LLP plan to attend the annual meeting and will be available to answer questions. Its representatives will also have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

     The audit committee assists the board in assuring that the accounting and reporting practices of the Company are in accordance with all applicable requirements. The committee reviews with the auditors the scope of proposed audit work and meets with the auditors to discuss matters pertaining to the audit and any other matters which the committee or the auditors may wish to discuss. In addition, the audit committee would recommend the appointment of new auditors to the board of directors in the event future circumstances were to indicate that such action is desirable.

AVAILABILITY OF FORM 10-K

     The Company will provide a copy of the Company's annual report on Form 10-K for the fiscal year ended July 31, 1996, without charge to any stockholder making written request to Rene M. J. VandenBrand, Corporate Secretary, 3701 Kirby Drive, Houston, Texas 77098.

OTHER MATTERS

     The annual report to stockholders covering the fiscal year ended July 31, 1996, has been mailed to each stockholder entitled to vote at the annual meeting.

     Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company's 1997 annual meeting of stockholders is required to submit such proposals to the Company on or before July 18, 1997.

     The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, a number of regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone.

     The persons designated to vote shares covered by board of directors' proxies intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

                                  By Order of the Board of Directors,


                                 /s/ RENE M. J. VANDENBRAND

                                  RENE M. J. VANDENBRAND,
                                         Secretary

November 18, 1995

                                        VERITAS DGC INC.

                       THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                      ON DECEMBER 16, 1996

    PROXY           The undersigned hereby appoints David B. Robson, Stephen J.
     FOR        Ludlow, Rene M.J. VandenBrand and Richard W. McNairy, or any of
    ANNUAL      them, each with power of substitution, attorneys and proxies of
    MEETING     the undersigned to vote all shares of common stock of Veritas
      OF        DGC Inc. ("Company") which the undersigned is entitled to vote
 STOCKHOLDERS   at the annual meeting of stockholders to be held on December 16,
 DECEMBER 16,   1996 at the offices of the Company, 3701 Kirby Drive, Houston,
     1996       Texas 77098 at 2:00 p.m., Houston time, and at any adjournments.

                    1. [ ] FOR the election (except as indicated below) as
                       directors of George F. Baker, Clayton P. Cormier, Ralph
                       M. Eeson, Lawrence C. Fichtner, Steven J. Gilbert, Stephen J. Ludlow, Brian F. MacNeill, David B. Robson, Douglas B. Thompson and Jack C. Threet.

                       INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, WRITE THAT NOMINEE'S NAME BELOW:

                    ------------------------------------------------------------

                       [ ] WITHHOLD authority to vote for all nominees listed above.

                             (PLEASE DATE AND SIGN ON REVERSE SIDE)

    2. [ ] In their discretion, upon such other matters (including procedural and other matters relating to the conduct of the meeting) as properly come before the meeting and any adjournment;

    as described in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

    THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, IT WILL BE VOTED "FOR" THE ABOVE NOMINEES.

                                 Dated this ____ day of _____________, 1996

                                 __________________________________________

                                 __________________________________________
                                        Signature(s) of Stockholder

                                 Please sign exactly as your name appears on your stock certificate. When signing as executor, administrator, trustee or other representative, please give your full title. All joint owners should sign.


 PLEASE DATE, SIGN AND MAIL YOUR PROXY PROMPTLY. PLEASE DO NOT FOLD THIS PROXY.